Exhibit 10.21


                DESCRIPTION OF 1996 INCENTIVE COMPENSATION PLANS


         Dakotah, Incorporated (the "Company") has approved individual incentive compensation plans (the "Bonus Plans") for George C. Whyte, President; Georgie Olson Harper, Vice President of National Sales and Daniel Harper, Vice President of Corporate Sales. Under the Bonus Plans, the named associates are eligible to receive a bonus of a specified percentage of their salaries if certain individualized sales, profitability and expense limitation goals are met in 1996. In addition to the individualized goals, the Bonus Plans are subject to the following terms and conditions.

     1.   Named associates must be employed by the Company on December 31, 1996;

     2. Any bonuses paid are to be included as an expense before determining whether profit goals have been achieved; and

     3. Any bonuses will be paid after results for fiscal year 1996 are determined.